UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13045 (Commission File Number)	23-2588479 (IRS Employer Identification No.)

745 Atlantic Avenue

Boston, Massachusetts 02111

(Address of principal executive offices, including zip code)

(617) 535-4766

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 1.02.	Termination of Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Facility

On June 27, 2011, Iron Mountain Incorporated (the “Company”), Iron Mountain Information Management, Inc. (“IMIM”), and several other subsidiaries of the Company entered into a new credit agreement with JPMorgan Chase Bank, N.A. (“JPM”) and a syndicate of other lenders (the “New Credit Agreement”).  The New Credit Agreement replaces the previously existing credit agreement, dated as of April 16, 2007, among the Company, several subsidiaries of the Company, JPM and a syndicate of other lenders, which consisted of revolving credit facilities of up to an aggregate amount of $765 million (including Canadian dollar and multi-currency revolving credit facilities), which revolving credit facilities were scheduled to terminate on April 16, 2012, and a $410 million term loan facility, which term loan facility was scheduled to mature on April 16, 2014 (the “Terminated Credit Agreement”).

The New Credit Agreement consists of (i) revolving credit facilities under which the Company and certain of its subsidiaries, including IMIM, can borrow, subject to certain limitations as defined in the New Credit Agreement, up to an aggregate amount of $725 million (including borrowings denominated in Canadian dollars, British pounds sterling and Euros, among other currencies) (the “New Revolving Credit Facility”) and (ii) a $500 million term loan facility (the “New Term Loan Facility”).  The New Credit Agreement is supported by a group of 19 banks, and the Company has the right to increase the aggregate amount available to be borrowed under the New Credit Agreement to up to $1.8 billion.  The stated termination and maturity date of the New Credit Agreement is June 27, 2016.  The New Credit Agreement contains certain restrictive financial and operating covenants, including covenants that restrict our ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. The New Credit Agreement also provides for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of customary events of default.

On June 27, 2011, the Company borrowed the full amount of the New Term Loan Facility and used such borrowings to repay outstanding balances under the Terminated Credit Agreement and for general corporate purposes.  At closing, there was $395.5 million outstanding on the Terminated Credit Agreement.

The New Term Loan Facility may be prepaid without penalty or premium, in whole or in part, at any time.  The Company and IMIM guarantee the obligations of each other borrower and certain subsidiaries guarantee the obligations of the Company and IMIM.  The capital stock or other equity interests of most of the U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of the first tier foreign subsidiaries, are pledged to secure the New Credit Agreement, together with all intercompany obligations of foreign subsidiaries owed to the Company or to one of the Company’s U.S. subsidiary guarantors.  The interest rate on borrowings under the New Credit Agreement varies depending on the Company’s choice of interest rate and currency options, plus an applicable margin, which varies based on certain financial ratios.  Additionally, the New Credit Agreement requires the payment of a commitment fee per annum on the unused portion of the New Revolving Credit Facility, which commitment fee varies based on certain financial ratios, as well as fees associated with any outstanding letters of credit.

The foregoing description of the New Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the New Credit Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED
(Registrant)
	By:	/s/ C. Richard Reese
	Name:	C. Richard Reese
	Title:	Chief Executive Officer

Date: July 1, 2011